Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

William Niles Named Chief Executive Officer

William Fitzgerald to Continue as Chairman of Board of Directors

Englewood, CO - April 5, 2018 - Ascent Capital Group Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that William Fitzgerald has stepped down as Chief Executive Officer (“CEO”) of Ascent, however, he will continue in his role as Chairman of the Board. Ascent’s Board of Directors has appointed William Niles, currently Executive Vice President and General Counsel and Secretary of Ascent, as CEO. Mr. Niles will continue to serve as the General Counsel and Secretary of the Company.
“Bill and I have been partners together at Ascent for nearly 18 years and I have tremendous respect for him and all he has provided the company during that time,” said William Fitzgerald, Chairman of Ascent Capital Group. “I’m confident he will serve us very well in his new capacity as CEO.”
Mr. Niles has served as Executive Vice President and General Counsel and Secretary of the Company, since its inception in 2008 and as a director of MONI Smart Security since its acquisition by Ascent Capital Group, Inc. in 2010. Prior to 2008, Mr. Niles served as Executive Vice President and General Counsel of Ascent Media Group Inc., (“AMG”) and as a director of AMG’s respective operating subsidiaries. Mr. Niles also served as co- managing director of AMG from 2006 to 2008.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures approximately one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by one of the nation’s largest networks of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

###

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com